Exhibit 5.1

Melanie Cole

Direct: 416.865.4638

E-mail: mcole@airdberlis.com

September 5, 2025

Plum III Merger Corp.

1345 Avenue of the Americas, 33rd Floor

New York, New York 10105

Dear Sirs/Mesdames:

Re: Form F-4 Registration Statement of Plum III Merger Corp.

We have acted as Canadian counsel to Plum III Merger Corp., a corporation formed under the laws of the Province of British Columbia (“PubCo”) in connection with the preparation and filing by PubCo of the Registration Statement (as defined below) with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to, among other things, the Business Combination (as defined below) contemplated by that certain Business Combination Agreement (as such agreement may be amended and modified from time to time, the “Business Combination Agreement”) dated as of August 22, 2024, as amended on December 10, 2024, January 28, 2025 and July 30, 2025 by and among PubCo, Tactical Resources Corp. (“TRC”), a corporation formed under the laws of the Province of British Columbia and Plum Acquisition Corp. III (“Plum”), an exempt company formed under the laws of the Cayman Islands.

No opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement, other than as set forth below. Unless otherwise defined herein, capitalized terms shall have the meanings ascribed thereto in the Registration Statement.

Pursuant to the Business Combination Agreement, (i) Plum shall transfer by way of continuation from the Cayman Islands to the Province of British Columbia and continue as a corporation under the laws of the Province of British Columbia (the “Domestication”), (ii) following the Domestication, Plum shall amalgamate with PubCo (the “Plum Amalgamation”) to form one corporate entity and PubCo will survive the Plum Amalgamation, and (iii) immediately following the Plum Amalgamation, TRC and PubCo shall amalgamate (the “TRC Amalgamation”) to form one corporate entity and TRC will survive the TRC Amalgamation (with all such transactions, the “Business Combination”).

Pursuant to the Plum Amalgamation, which will take place after the Domestication and on the date on which the closing of the Business Combination will occur (the “Closing”), among other things: (i) each Plum Unit shall be automatically divided, and the holder thereof shall be deemed to hold one Plum Class A ordinary share, par value $0.0001 per share (a “Plum Class A Share”) and one-third of one Plum Warrant in accordance with the terms of the applicable Plum Unit; (ii) each Plum Class A Share and Plum Class B ordinary share, par value $0.0001 per share (a “Plum Class B Share”), will be exchanged on a one-for-one basis, for a common share in the authorized share capital of PubCo (a “PubCo Common Share”); and (iii) each Plum Warrant shall automatically be converted into a warrant (each, an “PubCo Assumed Plum Warrant”) to purchase a number of PubCo Common Shares determined in accordance with the terms of such Plum Warrant.

On Closing, pursuant to the TRC Amalgamation, among other things: (i) each TRC Common Share (other than any Cancelled TRC Shares or Dissenting Shares) shall automatically be exchanged for the right to receive a number of PubCo Common Shares equal to the TRC Exchange Ratio (the aggregate of all such PubCo Common Shares, the “Arrangement Consideration Shares”); (ii) each TRC Warrant shall automatically be converted into a warrant to purchase PubCo Common Shares (each, a “PubCo Assumed TRC Warrant”), to purchase a number of PubCo Common Shares determined in accordance with the terms of such TRC Warrant, except that (A) the number of TRC Common Shares subject to such PubCo Assumed TRC Warrant shall be increased by multiplying the number of shares previously issuable thereunder by the TRC Exchange Ratio, rounded down to the nearest whole PubCo Common Share, and (B) the per share exercise price shall be reduced by dividing the previous exercise price thereof by the TRC Exchange Ratio (rounded up to the nearest cent); (iii) each TRC Option shall be assumed by PubCo and converted into an option to purchase PubCo Common Shares (each, a “Converted TRC Option”), subject to the same terms and conditions as were previously applicable, except that (A) the number of TRC Common Shares subject to such Converted TRC Option shall be increased by multiplying the number of shares previously issuable thereunder by the TRC Exchange Ratio, rounded down to the nearest whole PubCo Common Share, and (B) the per share exercise price shall be reduced by dividing the previous exercise price thereof by the TRC Exchange Ratio (rounded up to the nearest cent); (iv) each TRC RSU shall be assumed by PubCo and converted into a restricted stock unit in respect of PubCo Common Shares (each, a “Converted TRC RSU”), subject to the same terms and conditions as were previously applicable thereto, except that such Converted TRC RSU shall be in respect of a number of PubCo Common Shares equal to the product of (A) the number of shares previously subject to such TRC RSU and (B) the TRC Exchange Ratio; and (v) the TRC Convertible Debenture shall survive the TRC Amalgamation in accordance with the terms thereof (subject to the conversion rights of the holder set forth therein).

Examinations

In our capacity as Canadian counsel to PubCo, we, together with U.S. counsel to PubCo, and Canadian and U.S. counsel to TRC, have participated in the negotiation and preparation of the following documents and have examined originals or copies of the following:

1.	the registration statement on Form F-4 (File No. 333-282862), containing PubCo’s definitive proxy statement/prospectus, originally filed on October 29, 2024, with the Commission under the Securities Act, as amended by Amendment No. 1, by Amendment No. 2, by Amendment No. 3, by Amendment No. 4 and by Amendment No 5. thereto (such registration statement, as amended, being hereinafter referred to as the “Registration Statement”);

2.	certain resolutions of the shareholders and directors of each of PubCo, TRC and Plum, as applicable, relating to the Business Combination and all matters contemplated by the Business Combination Agreement; and

3.	the Business Combination Agreement.

(collectively, the “Documents”).

For the purposes of the opinions expressed herein, we have examined such statutes, public documents and records, certificates and other documents and have considered such questions of law as we have considered necessary or relevant to the opinions expressed herein. In all such examinations, we have assumed the genuineness of signatures and the authenticity of all documents submitted to us as originals and the conformity to authentic originals of all documents submitted to us as certified, notarial, facsimile or true copies or reproductions.

Assumptions and Reliance

In examining all documents and in providing our opinions below we have assumed that: (a) all individuals had or will have the requisite legal capacity; (b) all signatures are or will be genuine; (c) all documents submitted to us or which will be submitted to us as originals are or will be, as applicable, complete and authentic and all photostatic, certified, telecopied, notarial or other copies conform or will conform to the originals; (d) all facts set forth in the official public records, certificates and documents supplied by public officials or otherwise conveyed to us by public officials are complete, true and accurate; (e) all parties to the Business Combination will have satisfied all conditions and performed all obligations under the Business Combination Agreement at our prior to the Closing, (f) the Business Combination (including, but not limited to, the Plan of Arrangement) will be completed at Closing on the terms contemplated in the Business Combination Agreement; (g) the Closing PubCo Articles, substantially in the form of Closing PubCo Articles attached as Exhibit D to the Business Combination Agreement, will be filed on Closing with the Registrar.

We will have relied upon the Documents without independent investigation of the matters provided for in them for the purpose of providing our opinions expressed below. We have not conducted any independent enquiries or investigations in respect of the opinions provided hereunder.

We are solicitors qualified to practice law in the Province of British Columbia (the “Province”). We have not made any independent examination of the laws of any jurisdiction other than the Province and the federal laws of Canada applicable therein. We express no opinion as to the laws of any jurisdiction, or as to any matters governed by the laws of any jurisdiction, other than the laws of the Province and the laws of Canada applicable therein in effect on the date hereof.

Opinions

Based on and subject to the assumptions and qualifications set forth in this letter, we are of the opinion that, upon the Closing of the Business Combination and performance by all parties of their obligations under the Business Combination Agreement:

a.	when issued and delivered upon the terms and conditions set forth in the Registration Statement and the Business Combination Agreement, the Arrangement Consideration Shares will be validly issued, fully paid and non-assessable;

b.	the PubCo Common Shares issuable upon exercise of the PubCo Assumed TRC Warrants, PubCo Assumed Plum Warrants and Converted TRC Options, respectively, if and when issued in accordance with the terms of such securities, including payment of the applicable exercise price therefor, will be validly issued, fully paid and non-assessable;

c.	the PubCo Common Shares issuable upon settlement of the Converted TRC RSUs, if and when issued in accordance with the terms of such securities, will be validly issued, fully paid and non-assessable; and

d.	the PubCo Common Shares issuable upon conversion of the TRC Convertible Debenture, if and when issued in accordance with the terms of such security, will be validly issued, fully paid and non-assessable.

This opinion is being furnished for the sole benefit of the addressee hereof. We assume no obligation to update this opinion after the date hereof. This opinion is issued solely for the purposes of the filing of the Registration Statement.

We hereby consent to the use of this opinion as Exhibit 5.1 to the Registration Statement and further consent to the reference to us in the Registration Statement and any amendments thereto. Subject to the foregoing, this opinion may not be quoted, in whole or in part, or otherwise referred to or used for any purpose without our prior written consent.

Yours truly,

/s/ Aird & Berlis LLP

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